                                 SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant [_]
Filed by a party other than the registrant [X]

[_]  Preliminary proxy statement           [_]  Confidential, For Use of the
[_]  Definitive proxy statement                 Commission only (as permitted by
[X]  Definitive additional materials            Rule 14a-6(e)(2))
[_]  Soliciting material pursuant to
     Rule 14a-11(c) or Rule 14a-12


                     FAMILY STEAK HOUSES OF FLORIDA, INC.
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               (Name of Registrant as Specified in Its Charter)

                            BISCO INDUSTRIES, INC.
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                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      [X]     No fee required.
      [_]     Fee computed on the table below per Exchange Act Rules 14a-
              6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

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  (2) Aggregate number of securities to which transaction applies:

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  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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  (4) Proposed maximum aggregate value of transaction:

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  (5)  Total fee paid:

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  [_]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
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  (1)  Amount previously paid:

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  (2)  Form, schedule or registration statement no.:

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  (3)  Filing party:

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  (4)  Date Filed:

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

                                 Letterhead of

                               BISCO INDUSTRIES

                                 June 18, 1999

Dear Fellow Shareholders:

          I am writing you again to ask for your support to elect a new Board of Directors for Family Steak Houses of Florida, Inc. Management recently sent you a follow-up letter to their proxy statement that continues to contain statements that we believe are inaccurate and misleading. We certainly appreciate your patience and believe it is critical for you to have accurate information to elect the Board of Directors that will positively impact the future value of your investment in the Company. We encourage you to please read our proxy statement and my cover letter mailed to you around June 11, 1999 along with my June 15 follow-up letter. These documents accurately describe our plans which we believe will significantly enhance shareholder value regardless of whether the Company's restaurant operations are sold.

          IF YOU ELECT THE BISCO CONTROLLED BOARD YOU CAN BE ASSURED WE WILL FOCUS ON THE SINGLE MINDED GOAL OF INCREASING SHAREHOLDER VALUE. WE ARE COMMITTED AND DETERMINED TO ACCOMPLISH THIS GOAL AND OUR MONEY IS ON THE LINE ALONG WITH YOURS.

          In contrast, we believe a vote for management's Board would mean a continuation of the status quo which has resulted in the following:

     . An 80% decline in the price of the Company's shares over the past two years.

     . Company losses of $2,000,000 over the past two years and a current stock price of $1 per share which is only approximately 25% of the Company's net book value per share.

     . The Board's strong opposition to Bisco's $4.50 per share offer to purchase 23.8% of the Company's shares in March 1997.

     . Giving "golden parachute" contracts to Company executives totaling over $800,000, including the Company's CEO and CFO who are also Board members.

     . Management's Board has not made a meaningful financial commitment to the Company. Their ownership is only 3.6% (versus our 20% ownership) virtually all of which was acquired through the Company's stock option plan for directors at an exercise price of one cent per share! Neither I, nor my fellow Board member Jay Conzen, received any of these one-cent stock options and when we suggested to the Board that this stock option plan be modified to greatly reduce the number of shares, the Board rejected our proposal.

          A POINT THAT NEEDS TO BE MADE VERY CLEAR IS THAT ANY CASH FROM THE SALE OF THE COMPANY'S RESTAURANT OPERATIONS IS A COMPANY ASSET, ALL OF WHICH WILL BE RETAINED BY THE COMPANY IF OUR BOARD IS ELECTED.

          After the sale, all of the retained cash will be used by the Company to execute Bisco's strategic plan to increase shareholder value.

     Another significant point that needs to be made is that it now has been almost eighteen (18) months since the Board decided to engage an investment banker to explore strategic alternatives, including the possible sale or merger of the Company. It is unfortunate for shareholders that no such strategic alternatives have been implemented by the Board.

     IF OUR BOARD IS ELECTED, WE INTEND TO PLACE SIGNIFICANT AND RENEWED EMPHASIS ON THE IMPORTANT OBJECTIVE OF SEEKING A BUYER FOR THE RESTAURANT OPERATIONS.

     Management stated, and wants to lead you to believe, that Bisco would be willing to sell the Company for a lower price than would the current Board. This is absolutely not true, and Bisco wants you to know that any proposed sale transaction would be supported by a fairness opinion from an independent business valuation expert.

     IN ADDITION, WE BELIEVE IT IS POSSIBLE WE WILL BE ABLE TO OBTAIN A HIGHER PRICE THAN THE CURRENT BOARD SINCE WE WOULD NOT RESTRICT THE SALE OF THE COMPANY TO ONLY THOSE POTENTIAL BUYERS WILLING TO PURCHASE THE COMPANY'S COMMON STOCK.

     Management continues to bring up that the $800,000 of golden parachute contracts for Company executives would be triggered through a change in control. Management continues to fail to point out that these contracts are triggered anyway if the Company is sold which is the strategy the Board decided to pursue around the same time the contracts were executed. Also, management has not pointed out that in the event of a change in control, the contracts are triggered only if the executive elects to resign from his employment with the Company.

     IF THE MANAGEMENT CONTROLLED BOARD REALLY CARED ABOUT SHAREHOLDER VALUE WHY WOULD THEY PUT THESE GOLDEN PARACHUTE CONTRACTS IN EFFECT IN THE FIRST PLACE?

     Even today, before a change in control, the Board still has the option to completely eliminate the golden parachute payments for the Company's CEO and CFO (which amount to over $560,000). You should also note that the existence of these golden parachutes makes it more difficult to sell the Company and certainly would result in a lower amount available for shareholders than if the obligations did not exist.

     Management has told you that electing our proposed Board "could upset relations with the Company's franchisor and lender."

     OUR BELIEF IS THAT THESE RELATIONSHIPS WITH THE FRANCHISOR AND LENDER ARE LIKELY TO IMPROVE IF WE GAIN CONTROL.

     We believe the franchisor and lender will be receptive to our plan to accelerate development of new restaurants in higher growth locations.

     In addition, management has stated the current Board will represent all shareholders. Our response is that to suggest that a Bisco controlled Board will not represent all shareholders is ridiculous.

     OUR 20% OWNERSHIP ASSURES ALL SHAREHOLDERS THAT OUR FINANCIAL INTERESTS WILL BE ALIGNED WITH YOURS TO INCREASE SHAREHOLDER VALUE.

     Also, it is wrong for management to state that the Bisco slate of directors offers no diversity of experience or viewpoint. If you review the background of our four nominees contained in our proxy statement you will find we have diverse experience which, in our judgment, offers the Company a broader viewpoint on business matters than that of the current Board.

     The bottom line is that management wants your support so their Board can liquidate the Company if the restaurant operations are sold, inferring that liquidation is in your best interests as a shareholder.

     HOWEVER, THE BOARD CANNOT GIVE ANY ASSURANCE THAT ANY EVENTUAL SALE PRICE OF THE COMPANY'S RESTAURANT OPERATIONS WILL BE AT A PRICE SATISFACTORY TO MANY SHAREHOLDERS ESPECIALLY THOSE OF YOU WHO PAID A MUCH HIGHER PRICE FOR YOUR SHARES.

     It is also very noteworthy that even at the recent very low stock prices there have been only a limited amount of open market purchases of Company shares by directors serving on management's controlled Board. In contrast, we have confidence in our ability to deliver shareholder value and want to buy more shares, but when we asked the Company to take the necessary action to remove the poison pill and other anti-takeover measures to permit us to buy more shares they refused to do so.

     WE CONTINUE TO STRONGLY SUPPORT THE REMOVAL OF THE POISON PILL AND OTHER ANTI-TAKEOVER MEASURES THAT THE BOARD ADOPTED.

     If we are successful in gaining control of the Board, our intention is to repeal the pill and remove the other anti-takeover measures, which will enable us to buy more shares. There may also be other potential investors who may have considered these anti-takeover devices as deterrents to their purchase of Company shares.

     Finally, it is very important to keep in mind that only after we became shareholders and voiced concern about the Company's performance and direction did the Board make the decision to explore strategic alternatives and attempt to sell the Company. Since we became involved with the Company, management has also taken action to close unprofitable restaurants and develop new restaurants with higher growth potential. We believe an important question for all shareholders to consider is what will happen to the Company if Bisco is not successful in gaining control of the Board. Bisco would then no longer be a threat to management's control and could not continue to exert the same degree of pressure on the Board to increase shareholder value.

     PLEASE HELP US ELECT A NEW BOARD AND NOT FURTHER JEOPARDIZE THE VALUE OF YOUR INVESTMENT.

     OUR INTERESTS ARE ALIGNED WITH YOURS. WE NEED YOUR SUPPORT SO WE CAN OBTAIN CONTROL OF THE BOARD AND BE IN A POSITION TO IMPLEMENT OUR STRATEGIES TO INCREASE SHAREHOLDER VALUE.

     We want to talk to you directly and answer any remaining questions you may have. Please call me or Jay Conzen at Bisco Industries, Inc. (714) 283-7140.

     If you have not already done so or if you now want to change your vote please sign, date and return the enclosed GOLD proxy card in the postage prepaid envelope. Do not return the WHITE proxy card sent to you by management. If you have already returned the WHITE proxy card there is still time for you to change your vote to help us increase shareholder value simply by signing, dating and returning the enclosed GOLD card. The latest dated proxy card is the one that counts.

Thank you for your kind consideration.

Sincerely,

/s/ Glen Ceiley
Glen F. Ceiley
President and CEO
Bisco Industries, Inc.